EXHIBIT 10  MATERIAL CONTRACTS

(ab)  LEASE AGREEMENT

       This Lease Agreement is made as of this 24th day of June 1993, between Com-Lease, Inc., with its principal office at One University Plaza, Hackensack, New Jersey 07601 (the "Lessor"), and Anacomp, Inc., with its principal office at 11550 North Meridian Street, Indianapolis, Indiana 46240 (the "Lessee"). The parties hereto do agree as follows:

1.     LEASE

       Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment (the "Equipment") described in Equipment Schedule(s) attached hereto. Lessee acknowledges that Lessor is collaterally assigning its interest in this Lease to CIT Group/Equipment Financing, Inc. ("CIT") to secure the repayment of a loan made this date by CIT to Lessor. Any reference to "Lease" shall mean this Lease Agreement, the Equipment Schedule(s) and any Rider(s) thereto, if any.

2.     DEFINITIONS

       The "Installation Date" means the date determined in accordance with the Equipment Schedule.

3.     TERM OF LEASE

       The term of this Lease, as to all Equipment designated on any Equipment Schedule, shall commence on the Installation Date for such equipment, and shall continue for any initial period ending that number of months from the Installation Date as is specified on the applicable Equipment Schedule (the "Initial Term").

4.     RENTAL

       The monthly rental payable hereunder is as set forth in the Equipment Schedule(s). Rental shall begin to accrue on the Installation Date and shall be due and payable by Lessee in arrears on the 24th day of each month. In addition to the monthly rental set forth in the Equipment Schedule(s), Lessee shall pay all taxes, payable, however designated, which are levied or based on the rental, on the Lease or on the Equipment or its use, lease, operation, control or value (including, without limitation, state and local privilege or excise taxes based on gross revenue), any penalties or interest in connection therewith (except any

       This is Counterpart No. 2 of 3 manually executed counterparts. Only the manually executed counterpart numbered 1 is sufficient to transfer Lessor's interest, or to grant a security interest herein, which Counterpart No. 1 has been delivered to The CIT Group/Equipment Financing, Inc. such penalties or interest assessed as a result of the negligence or intentional misconduct of Lessor) or taxes or amounts in lieu thereof paid or payable by Lessor in respect of the foregoing, but excluding taxes based on Lessor's income. Personal property taxes assessed on the Equipment during the term hereof shall be paid by Lessee. Lessor agrees to timely file all required property tax returns and reports concerning the Equipment with all appropriate governmental agencies. Lessor shall (i) notify Lessee promptly of any audit by any taxing authority involving taxes Lessee has paid or reimbursed or may be obligated to pay hereunder, and (ii) permit Lessee to participate in any such audit at its expense.

       Interest on any past due payments shall accrue at the higher of 1-1/2% per month or 2% over the prime rate of Chemical Bank as in effect two days before such payment is due, or if such rate shall exceed the maximum rate allowed by law, then at such maximum rate, and shall be payable on demand. Charges for taxes, penalties and interest shall be promptly paid by Lessee when invoiced by Lessor.

5.     INSTALLATION, USE AND QUIET POSSESSION OF EQUIPMENT

(a) Lessee, at its own expense, shall provide the required suitable electric current to operate the Equipment and appropriate installation facilities as specified by the manufacturer.

(b) Any equipment, cards, disks, tapes or other items not specified in the Equipment Schedule(s) which are used on or in connection with Equipment must meet the specifications of the manufacturer and shall be acquired by Lessee at its own expense.

(c) Lessee shall be entitled to unlimited usage of the Equipment without extra charge by Lessor.

(d) Lessee shall at all times keep the Equipment in its sole possession and control and shall provide Lessor with a quarterly list of the location of each piece of Equipment. Lessee may move the Equipment among the locations set forth in the Equipment Schedules (the "Original Locations") without prior notice to Lessor provided that any change is reflected on the next quarterly list prepared by Lessee. In the event any Equipment is moved to a location which is not one of the Original Locations, (i) Lessee shall give Lessor 30 days prior written notice before moving the Equipment, (ii) Lessee shall execute any additional UCC filings or other documentation reasonably requested by Lessor, (iii) Lessee shall provide Lessor with proof of insurance covering the Equipment at the new location, (iv) Lessee shall pay any additional filing fees and/or taxes associated with moving the Equipment, (v) the new location of the Equipment shall be reflected on the quarterly list prepared by Lessee pursuant to this subsection, and (vi) such Equipment shall not be moved outside the continental United States.

(e) After prior notice to Lessor, Lessee may, at its own expense, make alterations in or add attachments to the Equipment, which shall become the property of Lessee, provided that such alteration or attachment (i) does not diminish the value of the Equipment or interfere with the normal and satisfactory operation and maintenance of the Equipment or with Lessee's ability to obtain and maintain the maintenance contract required by Section 5(h) hereof or (ii) exceed $10,000 in value. If the value of any alteration or attachment exceeds $10,000, Lessee shall obtain Lessor's prior written consent before modifying any item of Equipment, which consent will not be unreasonably withheld or delayed. Lessor shall have the right to inspect the Equipment subsequent to such alteration or attachment and such alteration or attachment shall become the property of Lessee provided that the standard set forth in clause (i) above is met. The manufacturer or other organization selected by Lessee and approved in writing by Lessor to maintain the Equipment ("Maintenance Organization") may incorporate engineering changes or make temporary alterations to the Equipment upon request of Lessee.

(f) So long as Lessee is not in default hereunder, Lessor shall not interfere with Lessee's use or possession of the Equipment during the term of this Lease.

(g) Lessee shall, during the term of this Lease, at its expense, keep the Equipment in good working order and condition and make all necessary adjustments, repairs and replacements and shall not use or permit the Equipment to be used in any manner or for any purpose for which, in the opinion of the manufacturer, the Equipment is not designed or reasonably suitable. Lessee may replace any damaged or malfunctioning parts which cannot be repaired at a cost deemed reasonable by Lessee. Lessee shall notify Lessor immediately if an entire item of Equipment has been replaced (the "Replacement Equipment"). Any Replacement Equipment shall be of equal or greater value, utility and marketability to the Equipment which is being replaced. Lessor shall have the right to inspect such Replacement Equipment and, if such Replacement Equipment is reasonably determined to be of lesser value, utility and marketability, Lessor shall have the right to require a partial prepayment of the Lease in an amount equal to the product of the aggregate remaining lease payments multiplied by a fraction, the numerator of which shall be the Lessor's purchase price of the original item of Equipment replaced, as set forth on the applicable Equipment Schedule, and the denominator of which shall be the aggregate purchase price of all items of Equipment subject to the Lease.

(h) Lessee shall, during the term of this Lease, at its expense, enter into and maintain in force a contract with the manufacturer or the Maintenance Organization covering at least prime shift maintenance of each item of Equipment. Such contract shall commence upon expiration of the manufacturer's warranty period, if any, relating to such item. Lessee shall furnish Lessor with a copy of such contract(s).

(i) At the termination of this Lease, Lessee shall, at its expense, return the Equipment to Lessor (at the location designated by Lessor within the continental United States) in the same operating order, repair, condition and appearance as on the Installation Date (subject to Section 5(e)), reasonable wear and tear only excepted, with all engineering and safety changes prescribed by the manufacturer or Maintenance Organization incorporated therein. Lessee shall prior to such termination, arrange and pay for any repairs and changes as are necessary for the manufacturer or Maintenance Organization to accept the Equipment under contract maintenance at its then standard rates.

6.     OWNERSHIP AND INSPECTION

(a) Lessee shall have no interest in the Equipment pursuant to this Lease other than the rights acquired as lessee hereunder and the Equipment shall remain personalty regardless of the manner in which it may be installed or attached. Lessee shall, at Lessor's request, affix to the Equipment, tags, decals or plates furnished by Lessor, indicating Lessor's ownership and the interest of Lessor's lender, The CIT Group/Equipment Financing, Inc. ("CIT") and Lessee shall not permit their removal or concealment.

(b) Lessee shall keep the Equipment free and clear of all liens and encumbrances except liens or encumbrances arising through the actions or omissions of Lessor. Lessee shall not assign or otherwise encumber this Lease or any of its rights hereunder or sublease the Equipment without the prior written consent of Lessor, except that Lessee may assign this Lease or sublease the Equipment to its parent or any subsidiary corporation without Lessor's consent. No permitted assignment or sublease shall relieve Lessee of any of its obligations hereunder, except as shall be mutually agreed upon by Lessor, Lessor's assigns and Lessee.


(c) Lessor or its agents shall have free access to the Equipment and the books and records relating to the Equipment and maintenance of the Equipment at all reasonable times for the purpose of inspection and for any other purpose contemplated in this Lease.

(d) Lessee shall immediately notify Lessor of all details concerning any non-repairable damage to, or loss of, the Equipment arising out of any event or occurrence whatsoever.

(e) Notwithstanding the intent of the parties that the transaction contemplated by this Lease shall be deemed a true lease, in the event it should be determined that this Lease is a secured transaction governed by Article 9 of the Uniform Commercial Code, this Lease shall constitute a security agreement. In order to secure the payment and performance by Lessee of all obligations arising under this Lease, Lessee grants to Lessor a continuing security interest in the Equipment.

7.     NO WARRANTIES BY LESSOR

       Lessee represents that, at the Installation Date set forth in the applicable Equipment Schedule, it shall have (a) thoroughly inspected the Equipment; (b) determined for itself that all items of Equipment are of a size, design, capacity and manufacture selected by it; and (c) satisfied itself that the Equipment is suitable for Lessee's purposes. LESSOR SUPPLIES THE EQUIPMENT AS IS AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT, THE MANUFACTURER'S AGENT OR THE SELLER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks, as between Lessor and Lessee, are to be borne by Lessee. Lessee agrees to look solely to the manufacturer or to suppliers of the Equipment for any and all warranty claims and any and all warranties made by the manufacturer or the supplier of Lessor are hereby assigned to Lessee for the term of the applicable Equipment Schedule. Lessee agrees that Lessor shall not be responsible for the delivery, installation, maintenance, operation or service of the Equipment or for delay or inadequacy of any or all of the foregoing. Lessor shall not be responsible for any direct or consequential loss or damage resulting from the installation, operation or use of the Equipment or otherwise. Lessee shall defend, indemnify and hold each of Lessor and CIT harmless against any and all claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, if and for so long as


Lessee is the lessee of such Equipment.

8.     RISK OF LOSS ON LESSEE

(a) Until the Equipment is returned to Lessor as provided in this Lease, Lessee relieves Lessor of responsibility for all risks of physical damage to or loss or destruction of the Equipment, howsoever caused. During the term of this Lease as to any Equipment Schedule, Lessee shall, at its own expense comply with the insurance obligations contained in Section 15 of the CIT/COM-Lease Loan and Security Agreement, dated as of June 24, 1993 between CIT and Lessor, as in effect on the date hereof. Evidence of such insurance coverage shall be furnished to Lessor no later than the Installation Date set forth in the Equipment Schedule(s) and, from time to time, thereafter as Lessor may reasonably demand. Such policies shall provide that no less than ten days written notice shall be given to Lessor prior to cancellation of such policies for any reason.

(b) If any item of Equipment is rendered unusable as a result of any physical damage to, or destruction of, the Equipment, Lessee shall give to Lessor immediate notice thereof and this Lease shall continue in full force and effect without any abatement of rental. Lessee shall determine, within fifteen (15) days after the date of occurrence of such damage or destruction, whether such item of Equipment can be repaired. In the event Lessee determines that the item of Equipment cannot be repaired, Lessee, at its expense, shall promptly replace such items of Equipment with Replacement Equipment of equal or greater value, utility and marketability and convey title to such Replacement Equipment to Lessor free and clear of all liens and encumbrances, and this Lease shall continue in full force and effect as though such damage or destruction had not occurred. Lessor shall have the right to inspect such Replacement Equipment and, if such Replacement Equipment is reasonably determined to be of lesser value, utility and marketability, Lessor shall have the right to require a partial payment of the Lease in an amount equal to the product of the aggregate remaining lease payments multiplied by a fraction, the numerator of which shall be the Lessor's purchase price of the original item of Equipment replaced, as set forth on the applicable Equipment Schedule, and the denominator of which shall be the aggregate purchase price of all items of Equipment subject to the Lease . With respect to any Replacement Equipment, Lessee shall comply with clauses (ii), (iii) and (iv) of Section 5(d) hereof. In the event Lessee determines that such item of Equipment can be repaired, Lessee shall cause such item of Equipment to be promptly repaired. All proceeds of insurance received by Lessor or Lessee under the policy referred to in the preceding paragraph of this Section shall be applied toward the cost of any such repair or replacement.

9.     EVENTS OF DEFAULT AND REMEDIES
               The occurrence of any one of the following shall constitute an Event of Default hereunder.

(a) Lessee fails to pay any installment of rent on or before the fifth business day following the date such payment is due.

(b) Lessee attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

(c) Lessee or any of its subsidiaries shall (i) fail to pay when due (after the expiration of any applicable grace period) any principal or premium or interest on any obligations owing to CIT and its affiliates, (ii) fail to pay any principal or premium or interest on any obligation the aggregate outstanding principal amount of which obligation is greater than or equal to $3,000,000, or any event shall occur or condition shall exist which causes the acceleration of such obligation before its stated maturity, or
(iii) fail to maintain insurance on the Equipment.

(d) A default or an event of default shall exist under Lessee's Amended and Restated Master Agreement which results in the Collateral Agent acting upon the collateral pledged pursuant to the Company Security Agreement dated as of October 24, 1990 between Lessee and Citibank, N.A. as collateral agent, as amended by Amendment No. 1 to the Company Security Agreement dated as of March 22, 1993 by Lessee and Citibank, N.A., as collateral agent.

(e) Lessee shall fail to observe or perform any of the other obligations required to be observed or performed by Lessee hereunder and such failure shall continue uncured for ten (10) business days after written notice thereof to Lessee by Lessor.

(f) Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or if it or its shareholders shall take any action authorizing its dissolution or liquidation.

(g) Within 30 days after the commencement of any proceedings against Lessee seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within 30 days after the appointment without Lessee's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

       Upon the occurrence of an Event of Default, Lessor may at its option do any or all of the following: (i) by notice to Lessee terminate this Lease as to any or all Equipment Schedules;
(ii) whether or not this Lease is terminated as to any or all Equipment Schedules, take possession of any or all of the Equipment (including any software modifications) listed on any or all Equipment Schedules, that are terminated, wherever situated, and for such purpose, enter upon any premises without liability for so doing or Lessor may cause Lessee and Lessee hereby agrees, to return said Equipment to Lessor as provided in this Lease;
(iii) recover from Lessee, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the present value of all monies to be paid by Lessee during the remaining Initial Term or any successive period then in effect, discounted at the rate of six percent (6%), which payment shall become immediately due and payable; (iv) sell, dispose of, hold, use or lease any Equipment as Lessor in its sole discretion may determine (and Lessor shall not be obligated to give a preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar equipment owned or leased by Lessor). In any event, Lessee shall, without further demand, pay to Lessor an amount equal to all sums due and payable for all periods up to and including the date on which Lessor has declared this Lease to be in default.

       In the event that Lessee shall have paid to Lessor the liquidated damages referred to in (iii) above, Lessor hereby agrees to pay to Lessee, promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the Initial Term (after deduction of all expenses incurred by Lessor), said amount never to exceed the amount of the liquidated damages paid by Lessee. Lessee agrees that Lessor shall have no obligation to sell the Equipment. Lessee shall in any event remain fully liable for reasonable damages provided by law and for all costs and expenses incurred by


Lessor on account of such default including but not limited to all court costs and reasonable attorney's fees. Lessee hereby agrees that, in any event, it shall be liable for any deficiency after any sale, lease or other disposition by Lessor of Equipment that has been repossessed by Lessor following an Event of Default. The rights afforded Lessor hereunder shall not be deemed to be exclusive, but shall be in addition to any rights or remedies provided by law.

10.    NET LEASE

       Except as otherwise specifically provided in this Lease, it is understood and agreed that this is a net lease, and that, as between Lessor and Lessee, Lessee shall be responsible for all costs and expenses of every nature whatsoever arising out of or in connection with or related to this Lease or the Equipment (including, but not limited to, transportation in and out, rigging, drayage, packing, installation and disconnect charges). Lessee hereby agrees that in the event that Lessee fails to pay or perform any obligation under this Lease, Lessor may, at its option, pay or perform said obligation and any payment made or expense incurred by Lessor in connection therewith shall become additional rent which shall be due and payable by Lessee upon demand.

11.    ASSIGNMENT

       Lessor may transfer or assign all or any part of Lessor's right, title and interest in, under or to the Equipment and this Lease and any or all sums due or to become due pursuant to any of the above, to CIT without Lessee's consent or to any third party (in either case, the "Assignee") only with Lessee's prior written consent which shall not be unreasonably withheld or delayed. Lessee agrees that upon receipt of written notice from Lessor of such assignment, Lessee shall perform all of its obligations hereunder for the benefit of Assignee and, if so directed by Lessor, shall pay all sums due or to become due hereunder directly to the Assignee or to any other party designated by the Assignee. Lessee hereby covenants, represents and warrants as follows and agrees that upon and following Lessee's receipt of the foregoing notice the Assignee shall be entitled to rely on and shall be considered a third party beneficiary of the following covenants, representations and warranties: (i) Lessee's obligations to Assignee hereunder are absolute and unconditional and are not subject to any abatement, reduction, recoupment, defense, offset or counterclaim available to Lessee for any reason whatsoever including operation of law, defect in the Equipment, failure of Lessor to perform any of its obligations hereunder or for any other cause or reason whatsoever, whether similar or dissimilar to the foregoing; (ii) Lessee shall not look to Assignee to perform any of Lessor's obligations hereunder; (iii) Lessee shall not amend or modify this Agreement without the prior written consent of the Assignee; and (iv) Lessee shall send a copy to Assignee of each notice which Lessee sends to Lessor.

       Upon receipt of notice of such assignment, Lessee agrees to execute and deliver to Lessor such documentation as Assignee may reasonably require, including but not limited to (i) an acknowledgment of, or consent to, assignment which may require Lessee to make certain representations or reaffirmations as to some of the basic terms and covenants contained in this Lease;
(ii) a certified copy of resolutions of Lessee; (iii) an opinion of counsel for Lessee; and (iv) a Certificate of Delivery and Acceptance. Nothing contained in such documentation required by Assignee shall be in derogation of any of the rights granted to Lessee hereunder. Notwithstanding such assignment: (i) Lessor shall not be relieved of any of its obligations hereunder; and
(ii) the rights of Lessee hereunder shall not be impaired.

12.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE

(a) Lessee's obligations under this Lease, including the obligation to pay rent and all other amounts payable by Lessee hereunder, is absolute and unconditional and not subject to any abatement, reduction, recoupment, defense, off-set, or counterclaim whatsoever.

(b) Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

(c) Lessee has full corporate power and authority to enter into this Lease. The execution, delivery and performance of this Lease by Lessee and the completion of the transactions contemplated hereunder required to be completed by it, has been duly authorized and approved by all necessary corporate action on the part of Lessee, and when executed and delivered, this Lease and the agreements of Lessee evidencing the transactions, contemplated hereunder shall constitute, as to Lessee, valid and binding obligations enforceable in accordance with their terms.

(d) The execution and delivery of this Lease and the consummation of the transactions contemplated herein will not, and with notice or the lapse of time or both would not, in any material respect (x) result in the breach of any of the terms or conditions of, or constitute any default under, the Certificate of Incorporation or By-Laws of Lessee, or any mortgage, bond, indenture, agreement, lease, franchise or other instrument or obligation to which Lessee is a party or by which it or its properties or assets may be bound; or (y) violate any law, regulation, judgment, award, order, writ, injunction or decree to which Lessee is subject; or (z) require the consent, approval or authorization of any party which consent, approval or authorization has not been previously obtained.

(e) These are no pending or, to the knowledge of Lessee, threatened actions or proceedings affecting Lessee that individually or in the aggregate has a reasonable likelihood of having a material adverse effect on Lessee.

(f) Lessee is not in default with respect to any contractual obligation which has a reasonable likelihood of having a material adverse effect on Lessee.

(g) During the term of this Lease, Lessee shall not (i) sell, lease or transfer all or substantially all of its assets, (ii) approve any plan or proposal for the dissolution or liquidation of the Company, (iii) materially change its business, or (iv) materially change its stock ownership such that any person or controlling entity owns or controls over 50% of Lessee's voting stock.

(h) Every item of Equipment covered by this Lease has at all times been located and operated at one of Anacomp's data service centers.

13.    MISCELLANEOUS

(a) Neither this Lease or any consent or approval provided for herein shall be binding upon Lessor unless signed on its behalf by a duly authorized officer. This Agreement shall be deemed to have been made in the state of New York and shall be governed in all respects by, and construed and enforced in accordance with, the laws of such State.

(b) This Lease constitutes the entire agreement between Lessee and Lessor with respect to the Equipment, and no covenant, condition or other term or provision may be waived or modified orally.

(c) All notices hereunder shall be deemed given when received, shall be in writing and shall be delivered in person or sent by overnight courier or by registered or certified mail, postage prepaid, to the address of the other party as set forth herein or to such other address as such party shall have designated by proper notice, with copies (in the case of the Lessee) to:

If to Lessor:
       Com-Lease, Inc.
       One University Plaza
       Hackensack, New Jersey 07601
       Attention:  Bruce Thompson
                    Wayne Curry

If to Lessee:
       Office of the Chairman
       Anacomp, Inc.
       One Buckhead Plaza,
       Suite 1700
       3060 Peachtree Road, N.W.
       Atlanta, GA  30305

with a copy to
       Legal Department
       Anacomp, Inc.
       One Buckhead Plaza,
       Suite 1700
       3060 Peachtree Road, N.W.
       Atlanta, GA  30305

Any notice of any tax audit pursuant to Section 4 of this Lease shall also be given to Lessee's Tax Department at its principal office in Indianapolis, Indiana.

(d) This Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns
(including any subsequent assignee of Assignee).

(e) If any term or provision of this Lease or the application thereof to any person is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such provision to the person other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(f) No waiver of any of the terms and conditions hereof shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

(g)    Lessor is hereby authorized by Lessee to cause this Lease or other instruments, including Uniform Commercial Code Financing
Statements to be filed or recorded for the purposes of showing
Lessor's interest in the Equipment and Lessee agrees that Lessor may execute such instruments for and on behalf of Lessee.

(h) Lessee shall operate the Equipment in compliance with all applicable laws.

(i) In the event of any conflict between the terms and conditions of this Lease Agreement and the terms and conditions of any Equipment Schedule(s) or Rider(s) thereto, the terms and conditions of such Equipment Schedule(s) or Rider(s) shall prevail.

(j) Each year during the term of this Lease, Lessee hereby agrees to deliver to Lessor (i) a copy of Lessee's annual audited financial statements within 120 days after the end of Lessee's fiscal year, (ii) a copy of Lessee's unaudited quarterly financials certified by its chief financial officer within 90 days after the end of each fiscal quarter of Lessee, and (iii) within 10 days after the same is delivered to Lessee's senior lenders, a copy Lessee's covenant compliance letter.

(k) The obligations which Lessee and Lessor are required to perform during the term of this Lease shall survive the expiration or other termination of this Lease, but only to the extent that such obligations remain unperformed as of the expiration or termination of this Lease.

IN WITNESS WHEREOF, the parties have caused this Lease
Agreement to be executed by their authorized representatives as of this 24th day of June , 1993.


LESSOR:
COM-LEASE, INC.


By:  /s/ Wayne Curry
Title:  Vice President


LESSEE:
ANACOMP, INC.


By:  /s/ Jack R. O'Donnell
Title:  Executive Vice


President and Chief  Financial
Officer

       This Lease, Rider Number 1 and each Equipment Schedule annexed to the Lease have been assigned to The CIT Group/Equipment Financing, Inc.

       This is Counterpart No. 2 of 3 manually executed counterparts. Only the manually executed counterpart numbered 1 is sufficient to transfer Lessor's interest, or to grant a security interest herein, which Counterpart No. 1 has been delivered to The CIT Group/Equipment Financing, Inc.

       AMENDMENT NO. 1 TO LEASE AGREEMENT ("Amendment No. 1"), dated as of October 19, 1994 between Com-Lease, Inc. (the "Lessor") and Anacomp, Inc. (the ("Lessee").

                            W I T N E S S E T H

       WHEREAS, Lessor and Lessee entered into that certain Lease
Agreement dated as of June 24, 1993 (the "Lease Agreement") (unless otherwise defined herein, all capitalized terms used herein shall have the same meanings set forth in the Lease Agreement);

       WHEREAS, Lessor and Lessee desire to amend the Lease
Agreement to reflect the additional loan to be made by CIT on the date hereof and the additional equipment schedules being added to the Lease Agreement in connection therewith;

       NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE I
                       AMENDMENTS TO LEASE AGREEMENT

       The parties hereto hereby agree that, effective on the date hereof, the Lease Agreement is hereby amended as follows:

       1.1.    Amendment to Section 1.  Section 1 of the Lease
Agreement is hereby amended to read in its entirety as follows:

       "1.     Lease

               Lessor agrees to lease to Lessee, and
               Lessee agrees to lease from Lessor, the
               equipment (the "Equipment") described in equipment schedules numbered 1-7 executed on June 24, 1993 and equipment schedules numbered


               8-37, 43 and 44 executed on October 19, 1994, attached hereto (collectively, the "Equipment Schedule(s)"). Lessee acknowledges that Lessor is collaterally assigning its interest in this Lease to CIT Group/Equipment Financing, Inc. ("CIT") to secure the repayment of loans made on June 24, 1993 and October 19, 1994 by CIT to Lessor. Any reference to a "Lease" shall mean this Lease Agreement, the Equipment Schedule(s) and any Rider(s) thereto, if any."

       1.2     Amendment to Section 4.  The second sentence of
Section 4 of the Lease Agreement is hereby amended to read in its entirety as follows:

       "Rental shall begin to accrue on the Installation Date and shall be due and payable by Lessee in arrears on the 24th day of each month with respect to Equipment Schedules numbered 1-7 and the 19th day of each month with respect to Equipment Schedules numbered 8-37, 43 and 44."

       1.3 Amendment to Section 5(e). Section 5(e) is hereby amended by adding the following at the end thereof:

       "Notwithstanding the foregoing, any alterations or attachments which over the Initial Term becomes part of Lessee's
"standard configuration" shall be deemed property of Lessor and subject to the liens in favor of Lessor's lender arising hereunder."

       1.4 Amendment to Section 5(i). Section 5(i) of the Lease Agreement is hereby amended to read in its entirety as follows:

               "At the termination of the applicable
               lease term relating to Equipment leased
               hereunder, Lessee shall, at its expense, return the Equipment to Lessor (at the location designated by Lessor within the continental United States) in the same operating order, repair, condition and appearance as on the Installation Date (subject to Section 5(e)), reasonable wear and tear only excepted, with all engineering and safety changes prescribed by the manufacturer or Maintenance Organization incorporated therein. Lessee shall prior to such termination, arrange and pay for any repairs and changes as are necessary for the manufacturer or Maintenance Organization to accept the Equipment under contract maintenance at its then standard rates."

       1.5 Amendment to Section 9(d). Section 9(d) of the Lease Agreement is hereby amended to read in its entirety as follows:

               "A default or an event of default shall
               exist under Lessee's Amended and Restated Master Agreement, as amended or extended from time to time (or any senior credit facility entered into by Lessee to replace the Amended and Restated Master Agreement) which results in the Collateral Agent acting upon the collateral pledged pursuant to the Company Security Agreement dated as of October 24, 1990 between Lessee and Citibank, N.A. as collateral agent, as amended by Amendment No. 1 to the Company Security Agreement dated as of March 22, 1993 by Lessee and Citibank, N.A., as collateral agent."

                                 ARTICLE II
                              REPRESENTATIONS
       2.1. Representations. Lessee hereby warrants that the representations of the Lessee contained in Section 12 of the Lease Agreement are correct on and as of the date hereof as though made on and as of the date hereof.

                                ARTICLE III
                               MISCELLANEOUS
       3.1.    Reference to and Effect on the Lease Agreement.
Except as specifically amended above, the Lease Agreement shall remain and continue to be in full force and effect in accordance with its terms, and the Lease Agreement is hereby ratified, confirmed and acknowledged by each party thereto.

       3.2 GOVERNING LAW. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

       3.3. Section Titles. The Section titles contained in this Amendment No. 1 are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

       3.4. Execution in Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the parties have caused this Lease Agreement to be executed by their authorized representatives as of this 17th day of October, 1994.

LESSOR:
COM-LEASE, INC.




By:  /s/ Wayne Curry
Title:   Vice
President



LESSEE:
ANACOMP, INC.

By: /s/ Jack O'Donnell
Title:  Executive Vice
President and
 Chief Financial Officer

(ac) AMENDED AND RESTATED EMPLOYMENT AGREEMENT

       This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the
"Agreement") is made and entered into effective as of the 24th day of September, 1995 (the "Effective Date"), by and between ANACOMP, INC., a corporation organized and existing under the laws of the State of Indiana and whose principal place of business is located at 11550 North Meridian Street, Suite 600, Carmel, Indiana 46032 (hereinafter referred to as "Company"), and P. LANG LOWRY III, whose residence address is 3971 Club Drive, N.E., Atlanta, Georgia 30319 (hereinafter referred to as "Employee").

                          STATEMENT OF BACKGROUND

       Company and Employee previously entered into that certain Employment Agreement dated effective as of March 15, 1990, as amended on December 17, 1990, September 30, 1992, and effective May 14, 1995, governing the employment of Employee by Company as (most recently) President, Chief Operating Officer and a member of Company's Board of Directors (such Employment Agreement, as amended to date, is hereinafter referred to as the "Original Employment Agreement"). Due to Employee's promotion to Chief Executive Officer on the Effective Date, Company and Employee now desire to enter into this Agreement, which shall amend and restate the Original Employment Agreement in its entirety. Provisions included in the Original Employment Agreement, which due to the passage of time, changes in the course of dealings between the parties, or for other reasons are no longer applicable, have been deleted from this Agreement.

                           STATEMENT OF AGREEMENT

       NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

                 1. Employment. Company hereby promotes Employee to the positions of President and Chief Executive Officer of Company, and Employee accepts such promotion and employment, all subject to the terms and conditions hereinafter set forth.

               2.   Employment Term.  The term of the Original
Employment Agreement commenced on October 1, 1989 and expired on the Effective Date, at which time it was replaced by this Agreement. The initial term of this Agreement is from the Effective Date until September 30, 1996 (the "Initial Term"). In addition to the Initial Term, this Agreement shall be renewed for additional 1year periods ("Renewal Terms"), ad infinitum, unless either party gives notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or then current Renewal Term. Either the Initial Term or any Renewal Term may be terminated pursuant to Section 8 hereof. If prior to the expiration of the Initial Term or any Renewal Term, Company gives notice to Employee of non-renewal of this Agreement, then upon the expiration of the Initial

Term or the then-current Renewal Term, this Agreement shall terminate and Company shall immediately pay to Employee all benefits and payments due him under this Agreement through such termination date, together with severance in the form of a lump sum cash payment equal to the value of the base salary and the incentive bonus payments that Employee received during the twenty four (24) month period immediately preceding such expiration. In addition, Company shall continue to provide to Employee the insurance benefits described in Section 7.1 below, for a period expiring twenty-four (24) months after the expiration of this Agreement or until Employee obtains other employment with comparable insurance benefits, whichever shall first occur. The lump sum cash payment and insurance benefits described in this Section 2 which Employee shall receive upon the expiration of this Agreement are hereinafter collectively referred to as the "Severance Allowance."


               3. Duties of Employee. Except as otherwise provided in this Agreement, Employee shall have the duties set forth in this
Section 3 during the Initial Term and any Renewal Term of this Employment Agreement. Company employs Employee as President and Chief Executive Officer, reporting directly to Company's Chairman of the Board of Directors. In such capacities, Employee is responsible for Company's day-to-day business operations, including the direct supervision of Company's operating divisions, strategic business units and subsidiaries. Employee's responsibilities also include directing Company's manufacturing, engineering, product sales and product marketing activities, leading Company's business planning and research and development activity and budgeting, and supervising Company's administrative and corporate staff functions (including but not limited to Company's investor relations function, internal legal staff, and outside legal counsel). Employee will also have responsibility for Company's accounting, controller, finance, treasury, tax and audit functions, and Company's relations with its lenders. Employee is responsible for establishing operational priorities, determining the organizational structure for all of Company's operating divisions and strategic business units, approving all Company compensation plans and submitting such plans to Company's Board of Directors (if such submission is required), and developing Company policies and procedures.

               4. Compensation of Employee. Except as otherwise provided in this Agreement, Company shall compensate Employee in the manner set forth in this Section 4 for the duration of the term of this Agreement. (As a result of Employee's May 14, 1995, promotion from the positions of Senior Vice President and Magnetics Group President to the positions of President and Chief Operating Officer, various of the calculations in this Section 4 with respect to Employee's incentive bonus compensation and the determination of Employee's stock option exercise prices in Section 5 are made with reference to Sunday, May 14, 1995, and the price at which Company's common stock traded on the first trading date following that day.)

               4.1 Base Salary. Employee shall receive a base salary of Three Hundred Fifty Thousand Dollars ($350,000) per annum as compensation for his services hereunder. The base salary shall be payable in 26 installments, paid every other week in accordance with the general payroll practices of Company. The amount of the base salary shall be reviewed at the beginning of each fiscal year of the Company. The Company, in its sole discretion, may increase the amount of compensation provided in this Section 4.1 without the necessity of amending this Agreement but the Company shall not decrease the base salary at any time during the term of this Agreement. Any increase shall not affect any of the other terms and conditions of this Agreement other than determination of the Severance Allowance payable to Employee hereunder.

               4.2  Incentive Bonus.

                       (a) For purposes of this Section 4.2 and any other provisions of this Agreement, "Pre-Tax Income" shall refer to Company's consolidated income from continuing operations before income taxes for the relevant period of time, calculated in accordance with generally accepted accounting principles and audited by Company's independent public accountants; provided, however, that until the end of the fiscal quarter in which Company completes its capital restructuring, any special charges incurred (including goodwill write-offs) shall not be deducted for purposes of determining Company's Pre-Tax Income for the relevant period of time. "Initial Period" shall refer to the period of time beginning May 14, 1995, and ending September 30, 1995. "Subsequent Period" shall refer to each twelve-month period of time beginning October 1 of each year and ending the following September 30, with the first such Subsequent Period beginning October 1, 1995. "Base Price" shall be $0.6875, which was the closing sales price of Company's common stock, $.01 par value per share (the "Common Stock"), on May 15, 1995, the first trading date immediately following Sunday, May 14, 1995. "Closing sales price" shall refer to the closing sales price of Company's Common Stock for the relevant day or days as reported in The Wall Street Journal, or if not reported therein, then as reported in the "pink sheets" or other mutually acceptable publication.

                       (b) During the Initial Period, Employee shall only receive his base salary compensation set forth in Section 4.1 above and shall not be entitled to receive any incentive bonus compensation.

                       (c) Following the Initial Period, in addition to the base salary described in Section 4.1 above, Employee shall be entitled to an annual incentive bonus, calculated in the following manner: within ninety (90) days following the end of each Subsequent Period during which this Agreement is in effect, Company shall calculate its Pre-Tax Income for the relevant Subsequent Period and shall pay to Employee an incentive bonus equal to one-half percent (0.005) of such Pre-Tax Income, with payment to be made in the manner and on the date specified in subsection (e) below. For example, if Pre-Tax Income is One Million Dollars ($1,000,000) for the Subsequent Period, then the incentive bonus payable to Employee pursuant to this Section 4.2(c) shall be $5,000 ($1,000,000 x .005 = $5,000). The incentive bonus payable to
Employee pursuant to this Section 4.2(c) is hereinafter referred to as the "Income-Based Bonus." If Company changes its fiscal year end while this Agreement is in effect, then Company shall pay Employee his Income-Based Bonus calculated upon the Pre-Tax Income generated during the stub period that begins with the Subsequent Period then in effect and that ends with Company's new fiscal year end, and all Subsequent Periods shall thereafter coincide with Company's new fiscal year beginnings and endings.

                       (d)  In addition to the Income-Based Bonus
described in subsection (c) above that is based upon Company's Pre-Tax Income, Employee shall be paid an additional incentive bonus in the amount of $50,000 for each $1.00 increase in the closing sales price of the Common Stock for the relevant period. Any incentive bonus payable to Employee pursuant to this Section 4.2(d) is hereinafter referred to as the "Stock-Based Bonus." The first relevant period shall be the period beginning May 14, 1995, and ending September 30, 1996 (the "First Period"), and the incentive bonus payable hereunder shall be based upon
      18any increase from the Base Price in the closing sales price of the
Common
Stock during this First Period, with the price of the Common Stock at the end of the First Period calculated based upon the average closing sales price of the Common Stock for the ten (10) trading days ending upon the last trading day of the First Period. This calculated price for the Common Stock at the end of the First Period shall then become the "New Base Price." (If the New Base Price at the end of the First Period is less than the Base Price, then the first "New Base Price" shall be the Base Price.) After the First Period, Employee's Stock-Based Bonus will be based upon each increase in the New Base Price during the relevant Subsequent Period, with the price of the Common Stock at the end of each such Subsequent Period calculated based upon the average closing sales price of the Common Stock for the ten (10) trading days ending upon the last trading date of the relevant Subsequent Period. This calculated price for the Common Stock at the end of each Subsequent Period shall then become the New Base Price for the beginning of the next Subsequent Period. (If the calculated price of the Common Stock at the end of any Subsequent Period is less than the New Base Price in effect at the beginning of that Subsequent Period, then the New Base Price for the beginning of the next Subsequent Period shall be the same as that in effect at the beginning of the last Subsequent Period.) The Stock-Based Bonus shall be paid to Employee in the manner and on the date specified in subsection (e) below. If during the relevant period the Base Price or the New Base Price increases by more or less than a whole dollar, then the StockBased Bonus payable to Employee shall be calculated by multiplying $50,000 by the actual increase in the Base Price or the New Base Price. For example, if the Base Price or the New Base Price is $0.6875 and the calculated average closing sales price at the end of the relevant period is $1.375, then the Stock-Base Bonus shall be $34,375 ($1.375 less $0.6875, times $50,000 = $34,375). Similarly, if the Base
Price or the New Base Price is $0.6875 and the calculated average closing sales price at the end of the relevant period is $2.00, then the Stock-Based Bonus shall be $65,625 ($2.00 less $0.6875, times $50,000 =
$65,625).
                       (e) Company shall pay the Income-Based Bonus and the Stock-Based Bonus (hereinafter collectively referred to as the


"Incentive Bonus") to Employee at the same time, which shall be on Company's next regularly-scheduled pay date that follows the earlier to occur of (i) ninety (90) days following the end of the relevant period for which the Incentive Bonus is being paid, or (ii) Company's disclosure to the general public of its Pre-Tax Income for such period (the earlier to occur of (i) and (ii) being hereinafter referred to as the "Earnings' Release Date"). Once the Incentive Bonus has been calculated, Company shall reasonably determine the aggregate amount of all Federal (including
FICA), state and local taxes that Employee owes on such Incentive Bonus and shall withhold such amount and forward it to the appropriate taxing authorities. The remainder of the Incentive Bonus (the "Remaining Bonus") shall be paid to Employee in shares of Common Stock issued under and in accordance with the terms and conditions of Company's proposed Stock Bonus Plan (1995) (the "1995 Plan") (which 1995 Plan shall be reasonably acceptable to the Employee), with the number of shares issuable to Employee calculated by dividing the Remaining Bonus by the closing sales price of the Common Stock on the last trading day immediately preceding the Earnings' Release Date (or on such other trading date as the 1995 Plan requires). Employee shall be paid in cash in lieu of receiving any fractional shares. Until such time that the 1995 Plan is in effect, any Incentive Bonuses to which Employee is entitled and which have become due and payable shall be paid to Employee in cash in lieu of shares of Common Stock.

            5.  Non-Qualified Stock Options.

           5.1 Grant of New Options. Subject to the terms and conditions set forth in Section 5.2 below, Company hereby grants to Employee the following options to acquire additional shares of Common
Stock:
                         (a)  An option to
acquire 145,000 shares of Common Stock, which option is immediately vested in Employee;

                         (b)  An option to acquire 105,000 shares of
Common Stock, which option shall vest and become exercisable with respect to one-third of the total shares of Common Stock subject to the option after each anniversary date of May 14, 1995, so that the option shall be exercisable in full after the third anniversary date of May 14, 1995 (i.e. May 14, 1998); and

                         (c)  An option to acquire 100,000 shares of
Common Stock, which option shall vest and become exercisable at the rate of 20,000 shares for each $1.00 cumulative increase from the Base Price in the closing sales price of the Common Stock.

               5.2 Price and Terms of New Options. All of the options described in Section 5.1 above shall be exercisable for shares of Common


Stock at an exercise price equal to the Base Price. All of such options shall be incentive stock options, and shall be issued to Employee under and in accordance with the terms and conditions of Company's 1986, 1987, 1988 and 1989 Stock Option Plans (including the anti-dilution provisions contained in such Plans), depending upon under which of the Plans such options are issued. As consideration for Company's grant of such options to Employee, Employee has executed the Anacomp Confidentiality, Non-Competition and Non-Disclosure Agreement attached hereto as Exhibit A.

               5.3 Accelerated Vesting of Options. Notwithstanding anything to the contrary in this Agreement or in Company's Stock Option Plans, in the event of Employee's termination of employment with Company, other than termination pursuant to Sections 8.1(b) (voluntary written resignation by Employee) or 8.1(e) (termination with cause), all options described in Section 5.1 above shall immediately vest and shall be fully exercisable upon such termination and for ninety (90) days thereafter.

               6. Business-Related Expenses. Upon presentation in accordance with Company policies of itemized accounts of his expenditures relating to his performance as an Employee, Company promptly shall reimburse Employee for all reasonable and necessary travel expenses and other disbursements incurred by Employee on behalf of Company in the performance of his duties under this Agreement.

                7.    Employee Benefits.

                7.1 Benefits Generally. Employee shall participate in all employee benefit, bonus and similar programs of Company in which he is a participant as of the date hereof and shall be eligible to participate in all other incentive, pension, thrift, profit sharing, stock option, deferred compensation, employee loan and insurance plans and arrangements. Company may change, alter or modify any benefits or benefit programs from time to time, provided Employee continues to receive benefits equivalent to those received by Company's immediate-past Chief Operating Officer, or other employee of similar status, and that Employee participates in any benefit programs provided for employees generally, for officers generally or for senior management personnel.
Any compensation received by Employee pursuant to any benefit programs shall be in addition to the compensation described elsewhere in this Agreement.

               7.2 Insurance Benefits. Company shall provide for Employee and his dependents life, medical, disability and dental insurance coverage in keeping with the insurance benefits provided to Company's immediate-past Chief Operating Officer, or other employee of similar status and on the same expense sharing basis as Company's immediate-past Chief Operating Officer or other employee of similar status. Company may change, alter or modify any such insurance coverage from time to time, provided that Employee and his dependents continue to be provided such coverage equivalent to that provided to Company's immediate-past Chief Operating Officer or other employee of similar status.

               7.3 Vacations. Employee shall be entitled to vacations in accordance with Company policy, during which time his compensation shall be paid in full; provided, however, Employee shall receive no less than two (2) full weeks of vacation each year. If Employee is unable to take any or all of his vacation during a year due to business reasons, Employee, with the consent of Company's Board of Directors, may take that paid vacation at a later time.

               7.4 Other Fringe Benefits. Employee shall also be entitled to any other fringe benefits, including regular holidays, that are normally available to Company's immediate-past Chief Operating Officer or other employee of similar status.

               8. Termination.

               8.1 Compensation and Benefits Upon Termination. This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term by any of the following events:

                               (a)  mutual written agreement expressed in a
single document signed by both the Company and Employee;

                               (b)  voluntary written resignation by
Employee as
President and Chief Executive Officer of Company; provided, however, that Employee shall be permitted to resign solely as a Director of Company at any time, and such resignation shall not be deemed a termination hereunder;
                               (c)  death of Employee;

                               (d)  written notice of termination without
cause as defined in Section 8.2;

                               (e)  written notice of termination with cause
as defined in Section 8.3; or

                               (f)  the occurrence of any of the events
specified in Section 8.4.1, which Employee elects to treat as a termination under Section8.4.1; or

                               (g)  the occurrence of any of the events
specified in Section 8.4.2, which Employee elects to treat as a termination under Section 8.4.2.


               Upon termination for any of the foregoing reasons, Employee shall continue to render his services and shall be paid his regular compensation and benefits up to the date of termination. If this Agreement is terminated under Sections 8.1(b), 8.1(c) or 8.1(e), no Severance Allowance shall be paid to Employee (except, with respect to any termination pursuant to Section 8.1(e), as otherwise provided in
Section 8.3). If this Agreement is terminated under Sections 8.1(a), 8.1(d), 8.1(f) or 8.1(g), then the Company shall pay to Employee the Severance Allowance. This Severance Allowance is in addition to the regular compensation and benefits which Employee shall receive up to the date of termination and shall be paid by the Company on the last date that Employee actually reports to the Company's premises for full time duties. In the event of such termination, this Agreement shall be deemed terminated for all purposes except to the extent otherwise herein provided.

               8.2 Termination Without Cause. If Employee is unable, as determined in good faith by the Company's Board of Directors, to perform Employee's assigned duties on a full-time basis for any continuous period of 120 days or a total of 180 days in any 12month period, or if the Company otherwise concludes Employee's services are no longer required, this Agreement may be terminated without cause by giving Employee written notice thereof. The noninsurability of Employee, either present or future, does not constitute grounds for termination under this or any other section of this Agreement. If Employee is terminated under this section, the Company shall pay the compensation, benefits and Severance Allowance provided in Section 8.1 above.

               8.3  Termination With Cause.

               8.3.1 The Company may immediately terminate this Agreement at any time with cause upon written notice to Employee specifying the cause and the effective date of termination. For purposes of this Agreement, "cause" shall mean only the following: (i) willful breach of fiduciary duty or willful dishonesty, in either case involving material personal profit and involving acts directed towards the Company, and which acts have had a material adverse effect on the operation of the Company, or (ii) criminal conduct of Employee against the Company which results in a felony conviction of Employee with respect to which all opportunities for appeal have expired. The Company agrees that in the event that it shall allege that Employee engaged in willful breach of fiduciary duty or willful dishonesty of the type for which the Company believes that it has cause for Employee's termination, the Company shall give notice to the Employee. If the Employee, following receipt of such notice, shall maintain in good faith that any such alleged action was unintentional, the Employee shall have the right to cure such action by full reimbursement to the Company of any sums wrongfully received; provided that such cure shall be permitted only if, with respect to any single act or occurrence, the amount wrongfully received by Employee with respect to such single act or occurrence was less than $5,000. The agreement by Employee to return such sums shall constitute a cure, and the Company shall not be entitled to terminate the Employee with cause under this Section 8.3 for such act or occurrence. Termination with cause shall be determined in good faith by Company's Board of Directors after written notice to Employee and an opportunity for Employee to be heard by Company's Board of Directors.
      22               8.3.2     Employee agrees that in the event written
notice of termination is given under this Section 8.3, the Employee agrees to treat the contents of said notice as privileged and Employee shall have no action against Company or any of its officers, agents or employees due to the contents of said notice unless the contents are intentionally false and malicious. If Employee is terminated under this
Section 8.3, he shall receive no Severance Allowance at the time of such termination. If Employee is given notice of termination under this
Section 8.3 and it is later established that no "cause" existed, Employee shall be entitled to all compensation, benefits and allowances due him for the period following such alleged termination and through the date of such determination and shall be entitled to the Severance Allowance, plus legal interest from the date of termination and all reasonable attorneys' fees incurred by Employee in contesting the notice of termination.

               8.4 Demotion, Transfer or Reduction in Compensation, Merger, Transfer of Assets, Change in Control or Business
Discontinuation.

               8.4.1 Demotion, Change in Employee's Management, Transfer, Reduction in Compensation, or Business Interference. If any of the following takes place:

                       (1) Employee is demoted, including for these purposes (i) any change in the title or duties described in Section 3 hereof, (ii) any significant reduction or change by Company in the functions, duties or responsibilities of Employee under this Agreement, or (iii) the removal of Employee as a Director of Company without his written consent,

                       (2) if Employee's functions are changed so that Employee no longer directly reports to Louis P. Ferrero as Company's Chairman of the Board of Directors, or Louis P. Ferrero is replaced as Company's Chairman of the Board of Directors by someone other than Employee,

                       (3) a transfer of Employee to another location outside of Metropolitan Atlanta not agreed to in writing by Employee,

                       (4) any reduction in annual compensation (but


not including a reduction in the Incentive Bonus received by Employee resulting from a decrease in Pre-Tax Income earned by Company for the relevant period or from a decrease in the price of Company's Common Stock for the relevant period), or

                       (5) intentional interference by Company or any person or entity directly or indirectly controlling Company with the performance by Employee of the duties required of him hereunder,Employee may, in his sole discretion, elect to treat any such occurrence as a termination of this Agreement by giving written notice of such election to the Company, entitling Employee to payment of the compensation, benefits and Severance Allowance provided in Section 8.1 above. In the event the Company disputes any election made by Employee pursuant to this
Section 8.4.1, the Company shall notify Employee in writing of such dispute within ten (10) days of receiving Employee's written election.
If Company does not so notify Employee within the ten (10) day period, the Company shall be deemed to have accepted Employee's election and shall pay all compensation, benefits and Severance Allowance provided in
Section 8.1 above.

               8.4.2     Merger, Transfer of Assets, Change in Control
or Business Discontinuation.   In the event of any:

                       (a) merger or consolidation where Company is not the consolidated or surviving company and the surviving or resulting company does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, or

                       (b) transfer of all or substantially all of the assets of Company and the transferee of Company's assets does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, or

                       (c) change in control of Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the day thereof (the "Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred if: (i) any person or persons acting in concert (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial holder directly or indirectly of securities of Company representing 25% or more of the combined voting power of Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election or nomination for election by Company's shareholders of each new director was approved by a vote of at least 2/3 of the directors who were directors at the beginning of such period; or


(iii) transfer of all or substantially all of the stock of Company and the transferee of Company's stock does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, or

               (d)  discontinuation of the business by
Company,then (i) Employee may, in his sole discretion, elect to treat any such occurrence as a termination of this Agreement by giving written notice of such election and immediate termination of his employment to Company, and (ii) Company shall pay Employee within thirty (30) days of Employee's election and termination of employment a payment equal to the Severance Allowance. This Severance Allowance shall be in addition to the regular compensation and benefits that Employee is entitled to receive up to the date Employee's employment with Company terminates.

               8.5 Return of Company Property. Employee agrees to return all property of Company, including but not limited to, details of equipment, prices, specifications, programs, customer and prospective customer lists and any other proprietary data or objects acquired through the Employee's employment with Company, within seven (7) days after termination of employment, regardless of the reason therefor.

               8.6 Failure to Pay Severance Allowance. In the event that Company fails to timely pay to Employee any and all Severance Allowance payments to which Employee is entitled pursuant to Sections 8.1, 8.2, 8.4.1 or 8.4.2 hereof, then the Anacomp Confidentiality, Non-Competition and Non-Disclosure Agreement described in Section 5.2 above shall be void and of no force and effect.

               8.7 Waiver of Claims. All Severance Allowance payments made by Company to Employee pursuant to Section 2 hereof or this Section 8 shall be in full and complete payment of any and all claims that Employee may have against Company regarding his employment or the termination thereof, and Employee hereby expressly waives all rights that he may have to any other payments or to bring any other claims based upon his employment or the termination thereof. Except for the qualification with respect to employee benefits described in Section 2 above, all Severance Allowance payments due from Company to Employee under this Agreement are absolute, and shall not be diminished or otherwise affected by virtue of Employee securing alternative employment.


               8.8 Arbitration of Disputes. If a dispute arises between the parties, including a dispute regarding an election Employee makes under Section 8.4.1 hereof, then the parties agree that their respective representatives shall meet and consult in good faith and attempt to settle the dispute, within thirty (30) days of written notice thereof, as a condition precedent to the initiation of arbitration proceedings as set forth below.


               Any dispute, controversy, or claim arising out of or relating to this Agreement, the breach, termination or invalidity thereof, or Employee's employment, including claims of tortious interference or other tort or statutory claims, and including without limitation any dispute concerning the scope of this arbitration clause, shall be settled by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitrators Association then in effect. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration under this Agreement shall be held in Atlanta, Georgia, or at such other place as may be selected by mutual agreement of the parties. The arbitrator shall be a former federal judge agreed to by the parties or, failing agreement, appointed by the Chief Judge of the United States District Court (Northern District of Georgia). The parties intend that the arbitrator shall be independent and impartial. To this end, the arbitrator shall disclose to the parties any professional, family, or social relationships, past or present, with any party or counsel. Strict rules of evidence shall not apply in any arbitration conducted pursuant to this Agreement. The parties may offer such evidence as they desire and the arbitrator shall accept such evidence as the arbitrator deems relevant to the issues and accord it such weight as the arbitrator deems appropriate.

The arbitrator shall have the discretion to order a prehearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties. No party shall be allowed, however, to take more than one deposition of the opposing party and no deposition shall last longer than six (6) hours. All disputes regarding discovery shall be decided by the arbitrator. The arbitrator award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Georgia or, if applicable, federal law. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Georgia could order or grant. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties, pending the arbitrator's determination of the merits of the parties' dispute. This shall include orders of attachment, temporary restraining orders, injunctions, and appointment of a receiver. If the arbitrator issues such an order, either party may immediately apply to a court of competent jurisdiction for enforcement of the order, even though the arbitrator may not have rendered a final award. All fees and expenses of the arbitration, including the fees of the arbitrator and the expense of each parties' counsel, experts, witnesses and preparation and presentation of proofs, shall be paid by Company. Unless legally required to do so, neither party may disclose the existence, content, or results of any arbitration under this Agreement without the prior written consent of the other party, nor may the arbitrator disclose any such information without the consent of both parties. This provision shall apply to all aspects of the arbitration proceeding, including without limitation, discovery, testimony, other evidence, briefs, and the award. It is the specific intent of the parties that this arbitration clause be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. ("FAA"); however, if this clause is unenforceable for any reason under the FAA, then the parties intend that it be governed by the provisions of the Georgia Arbitration Code, O.C.G.A. Sections 9-9-1, et seq. Both Employee and Company represent and warrant they have read the foregoing Section 8.8 _____, that they have had an opportunity to consult with and receive advice from legal counsel regarding the foregoing Section 8.8 _____, and that they hereby forever waive all rights to assert that this Section 8.8 was the result of duress, coercion, or mistake of law or fact. _____ (Initial of both parties in each space.)

               9. Indemnification. Company shall indemnify Employee to the fullest extent permitted by Company's Articles of Incorporation, Bylaws and applicable federal or state laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable attorneys' fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as a director, officer or employee of Company, any subsidiary of Company or any other person or enterprise at Company's request. Expenses, including but not limited to reasonable attorneys' fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Section 9 upon final disposition of such action, shall be paid by the Company in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments the Company shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification. Subject to applicable laws and regulations, Company shall maintain in full force and effect, to the extent available at reasonable cost, the Directors' and Officers' Liability Insurance Policies in effect on the date of this Agreement, or other policies or means of providing substantially similar protection to Employee. The parties acknowledge and agree that when used in this Agreement, "reasonable attorneys' fees" shall be deemed to mean the normal billing rates of counsel of Employee's choice.
               10.  Miscellaneous.

               10.1 Governing Law. This Agreement is being made in the state of Georgia and shall be construed and enforced in accordance with the laws of that state, except to the extent that federal law applies.


               10.2  Time.  Time is of the essence of this Agreement.

               10.3 Board Approval. The Company represents and warrants that the execution and delivery of this Agreement has been approved by all requisite Board of Director or Committee action.

               10.4  Severability.  In the event that this
Agreement,or any paragraph or provision hereof, is declared invalid, void or unenforceable by a Court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way or to any extent.

               10.5  Attorney's Fees and Costs.
Company shall pay all reasonable attorney's fees and expenses that Employee may incur as a result of the Company's breaching or contesting the validity or enforceability of this Agreement and Employee shall be entitled to receive interest on any payment not timely made for the period of any delay in payment from the date such payment was due at the rate determined by adding 200 basis points to the six month Treasury Bill rate prevailing from time to time over the period of nonpayment.

               10.6  Waiver of Breach.  Failure or delay
of either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether

               10.7 Notices. All notices, consents, request, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; or (ii) mailed by certified mail, return receipt request, with proper postage prepaid; or (iii) delivered facsimile; or (iv) delivered by recognized courier contracting for same day or next day delivery:

                       (a)  To Company:
                            Anacomp, Inc.
                            2115 Monroe Drive, N.E.
                            Atlanta, GA  30305
                            Attention : George Gaskin
                            Corporate Counsel
                            Facsimile Number: (404) 873-4163

                       (b )  To Employee:
                             P. Lang Lowrey III


                             3971 Club Drive, N.E.
                             Atlanta, GA  30319
                             Facsimile Number: (404) 262-3363

or at such other address as the parties hereto shall have last designated by notice to the other parties. Any item delivered personally or by recognized courier contracting for the same day or next day delivery shall be deemed delivered on the date of delivery.
Facsimile deliveries shall be deemed delivered on the date of transmission by sender provided sender has evidence of successful transmission. Any item mailed shall be deemed to have been delivered on the date evidenced on the return receipt.

               IN WITNESS WHEREOF, Company has caused this Agreement to be executed and delivered by its duly authorized officers under seal and its corporate seal to be affixed hereto, and Employee has executed and delivered this Agreement and has hereunto affixed his hand and seal, each on the date(s) set forth beside their respective signatures below, with this Agreement to be effective as of the Effective Date.

               COMPANY:
               ANACOMP, INC.


DATED:                          By:                                (SEAL)
                                William C. Ater, Senior Vice President,
                                Secretary and Chief Administrative Officer

               EMPLOYEE:


DATED:                          By:                                (SEAL)
                                P. Lang Lowrey III

(ad) FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into the 30th day of November, 1995, by and between Anacomp, Inc., an Indiana corporation (hereinafter referred to as the "Company"), and
P. Lang Lowrey III, an individual resident of the State of Georgia (hereinafter referred to as "Employee").

                            W I T N E S S E T H:

     WHEREAS, Company and Employee are parties to that certain Amended and Restated Employment Agreement dated effective September 24, 1995 (the

"Employment Agreement"), governing the employment of Employee by Company as President and Chief Executive Officer; and

     WHEREAS, Company and Employee are parties to that certain letter agreement dated November 16, 1995 (the "Letter Agreement"), pursuant to which Employee agreed to a temporary relocation to Company's Poway, California facility, in accordance with the terms and conditions set forth in the Letter Agreement; and

     WHEREAS, Company desires to provide Employee a compensation increase in connection with his promotion to Chief Executive Officer on October 1, 1995 and his temporary transfer to Poway; and

     WHEREAS, Company intends to enter into discussions (the "Restructuring Discussions") with its creditors regarding a possible restructuring of Company's indebtedness; and

     WHEREAS, Company believes that Employee's continued employment by Company and Employee's participation in the Restructuring Discussions are critical to the success of Company's business and maximizes the likelihood that the restructuring can be completed; and

     WHEREAS, in order to properly compensate Employee for the additional duties and responsibilities he has undertaken, then Company has determined to pay Employee an immediate retention bonus in accordance with the terms of this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby agree as follows (capitalized terms that are used in this Amendment and that are not defined herein will have the same meanings set forth in the Employment Agreement):

     1. In order to induce Employee to (i) serve as Chief Executive Officer, (ii) accept the temporary transfer to Poway and (iii) continue employment for one (1) year from October 1, 1995, Company agrees to pay to Employee a retention bonus in the amount of Two Hundred Thousand Dollars ($200,000) (the "Retention Bonus").

     2. In consideration of the payment of the Retention Bonus, Employee agrees that he will not terminate his employment with Company pursuant to
Section 8.1(b) of the Employment Agreement for a one-year period commencing on October 1, 1995, subject to the conditions set forth hereunder.

     3. Except as set forth in this Paragraph 3, the Retention Bonus shall be fully earned by Employee upon its receipt, shall be non-refundable and shall not be disgorged to Company, in whole or in part, under any circumstances whatsoever. If:

         (a) Employee terminates his employment or is terminated at any time after the date hereof and receives his Severance Allowance, in whole or in part, then the amount of the Severance Allowance that Employee is entitled to receive will first be offset against the Retention Bonus and Employee will then be paid the remaining portion (if any) of his Severance Allowance in cash;

         (b) Employee at any time (and from time to time) receives an Incentive Bonus in cash (as opposed to payment in shares of Company's Common Stock), then the amount of the Incentive Bonus that Employee is entitled to receive will first be offset against the Retention Bonus and Employee will then be paid the remaining portion (if any) of his Incentive Bonus in cash.

     4.  Effective October 1, 1995, Employee's base salary as set forth in
Section 4.1 of the Employment Agreement has been increased to $450,000 per annum.

     5. In lieu of an additional $50,000 of base salary that Company's Board of Directors also approved for payment to Employee, Company and Employee agree that Company will pay Employee an incentive bonus in the following manner: commencing with the month beginning October 1, 1995, Company shall pay Employee a bonus equal to .0005 of Company's monthly consolidated earnings before interest, taxes, depreciation and amortization (commonly referred to as "EBITDA"). The incentive bonus will be calculated within fifteen (15) days following the end of each month during which the Employment Agreement shall remain in effect, and will be paid to Employee in cash on the next regularly schedule Company pay date following each such 15-day period.

     6. All other provisions, terms and conditions of the Employment Agreement shall remain unchanged. The Employment Agreement, as amended hereby, shall remain in full force and effect until it is terminated in accordance with its terms. Any further amendments or modifications to the Employment Agreement shall be in writing mutually agreed to and executed by both parties to the Employment Agreement.



                         [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year set forth above.

                                       COMPANY:

                                       ANACOMP, INC.



                                       By: _________________________________
                                           William C. Ater
                                           Vice President,
                                             Chief Administrative Officer
                                             and Secretary



                                       EMPLOYEE:



                                       _______________________________(L.S.)




                                       P. Lang Lowrey III

(ae)  Letter Agreement

November 16, 1995



VIA HAND DELIVERY

Mr. P. Lang Lowrey III
President and Chief Executive Officer
Anacomp, Inc.
2115 Monroe Drive, N.E.
Atlanta, Georgia  30324

Re: Amended and Restated Employment Agreement Dated Effective September 24, 1995 Between Anacomp, Inc. ("Anacomp") and P. Lang Lowrey III (the "Agreement")

Dear Mr. Lowrey:

As you are aware, Section 8.4.1(3) of the above-referenced Agreement provides that in the event that Anacomp transfers you to a location outside of Atlanta without your written agreement, then you may elect to treat such event as a termination under the Agreement and receive the severance described therin.

In connection with Anacomp's financial and operational restructuring efforts, you have agreed that you can best serve Anacomp by transferring to Anacomp's Poway, California facility and residing in that locale, on a temporary basis (the "Temporary Transfer"). This letter will serve as your written agreement to accept such Temporary Transfer, subject to the following terms and conditions.

1. You agree to transfer to the Poway facility no later than January 31, 1996 (the "Temporary Transfer Date"). Commencing upon the Temporary Transfer Date, you will operate out of the Poway facility and reside in that locale, and you will continue to do so through April 30, 1996 (the "Transfer Termination Date"), unless you and Anacomp agree in writing to extend the Transfer Termination Date on a month-by-month basis (but in no event beyond September 30, 1996). Upon the Transfer Termination Date, as such date may be extended, Anacomp will transfer you back to Atlanta, Georgia Monroe Drive facility or another mutually agreeable location.

2. Anacomp agrees to reimburse you for any and all travel and living expenses that you and your family incur in connection with your Temporary Transfer to the Poway facility and your return to the Monroe Drive facility or another mutually agreeable location, with such reimbursement to be made in accordance with Section 6 of the Agreement.

Mr. P. Lang Lowrey III
November 16, 1995
Page -2-

3. In the event that Anacomp does not transfer you back to the Monroe Drive facility or another mutually agreeable location on or before the Transfer Termination Date, then you may at any time thereafter elect to treat the Temporary Transfer as a breach of Section 8.4.1(3) of your Agreement.

If the foregoing accurately sets forth your understanding with respect to your Temporary Transfer to the Poway facility, please indicate your agreement by executing this letter in the space below. I have enclosed an extra copy of this letter for your files.

Very truly yours,



William C. Ater
Vice President, Chief Administrative Officer and Secretary




AGREED TO AND ACCEPTED:



P. Lang Lowrey III

Dated: